EXHIBIT 99.1
Contact: Safeco Investor Relations
Neal Fuller, 206-545-5537
Contact: Safeco Media Relations
Paul Hollie, 206-545-3048
Charles Rinehart Appointed to Safeco Board of Directors
SEATTLE — (Mar. 20, 2007) — Safeco’s (NYSE: SAF) board of directors has appointed Charles Rinehart as director. Rinehart will stand for election at the company’s annual meeting of shareholders on May 2, 2007.
Rinehart, 60, is the former chairman and chief executive officer of H.F. Ahmanson & Company. Before its 1998 acquisition by Washington Mutual, H.F. Ahmanson & Company was the parent company of the nation’s then largest savings and loan. Rinehart’s career in financial services includes extensive insurance experience gained during his years at Fireman’s Fund Insurance Company.
“Charlie brings a great background to Safeco’s Board,” said Paula Rosput Reynolds, Safeco’s president and chief executive officer. “He has been a dynamic leader in growing financial services companies and he is a seasoned director who can navigate the intricacies of corporate governance.”
Rinehart is a graduate of the University of San Francisco and is a Fellow of the American Society of Actuaries. He currently serves on the board of directors of Verifone Holdings, Inc.
Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers.
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